Exhibit 99.1

TRANSDIGM COMPLETES ACQUISITION OF AVIONICS INSTRUMENTS

Cleveland, Ohio, July 9, 2004- TransDigm Inc., announced today that it has completed the acquisition of Avionics Instruments Inc., located in Avenel, New Jersey. Avionics Instruments has been an innovative supplier of aerospace products for over 30 years and employs over 200 people at its facility in Avenel, New Jersey. The company’s proprietary products, market position, and aftermarket content fit well with TransDigm’s overall business and strategic direction.

Avionic Instruments designs and manufactures specialized power conversion devices for a wide range of aerospace applications. These products are used on most commercial and regional transports as well as many corporate and military aircraft. The acquisition significantly enhances TransDigm’s existing market position in aerospace power conversion devices.

TransDigm was founded in 1993 with the simultaneous acquisition of the Adel, Aeroproducts, Controlex and Wiggins businesses. Subsequent acquisitions included Marathon Power Technologies in 1997; Adams Rite Aerospace Inc. in 1999; Champion Aerospace in 2001; and Norco in 2003. Additionally, TransDigm has acquired a number of add-on product lines to extend its existing product offerings. TransDigm provides a broad range of proprietary aerospace components such as gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCd batteries/chargers, power conversion devices, engineered connectors, lavatory components, and engineered latches.

For additional information please contact:

Eileen M. Fallon

216-289-4939